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                                                                   EXHIBIT 10(m)
[CABOT LOGO]

                                            August 25, 2003


Mr. William P. Noglows
204 Ocean Avenue
Marblehead, MA 01945

Dear Bill:

         As we have discussed, your employment with Cabot Corporation (the "Company") has terminated, effective as of August 8, 2003 (the "Separation Date"). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

         1. FINAL SALARY AND VACATION PAY. On or before August 21, 2003, the Company will provide you with a lump sum payment equal to four weeks of vacation days you had earned but not used. You acknowledge that, upon receiving said vacation pay, you have received pay for all work you have performed for the Company during the current payroll period, to the extent not previously paid, as well as pay, at your final base rate of pay, for the vacation days you had earned, but not used, all as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

         2. SEVERANCE BENEFITS. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, the Company will provide you the following severance pay and benefits:

                  (a) On or before September 2, 2003, the Company will pay you a single lump-sum amount of $675,000.

                  (b) If you were enrolled in the Company's medical and dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as "COBRA." If you do so by signing and returning the COBRA election form no later than the effective date of this Agreement, then, until the conclusion of the eighteen month period following the Separation Date or, if earlier, until the date you begin new employment, the Company will contribute to the premium cost of your coverage and that of your eligible dependents under those plans at the same rate (as in effect from time-to-time) that it contributes to the premium cost of coverage of active employees and their eligible dependents. To be eligible for these Company premium contributions, however, you must pay the remainder of the premium cost. You agree to notify

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the Company immediately if you begin new employment during the eighteen month period following the Separation Date and to repay promptly any excess contributions made by the Company. After the Company's contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee. The Company reserves the right to amend, modify, terminate or discontinue the medical and dental coverage or benefits provided to its employees or former employees, or the costs associated therewith, at any time.

         3. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you. The Company shall report as income to the appropriate taxing authorities all amounts determined by the Company in good faith to require such reporting.

         4. ACKNOWLEDGEMENT OF FULL PAYMENT. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

         5. STATUS OF EMPLOYEE BENEFITS, PAID TIME OFF, STOCK AND STOCK OPTIONS, OUTPLACEMENT SERVICES. Except as otherwise expressly provided in paragraph 2(b) of this Agreement, your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Except as provided below, your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options. Except as provided below, all stock shares and stock options which are unvested as of the Separation Date have been cancelled as of that date and you agree to return, no later than the effective date of this Agreement, the stock and stock option certificates for all stock shares and stock options granted you which were unvested on the Separation Date.

         (a) Notwithstanding the foregoing, the Company will accelerate, as soon as reasonably practicable after the effective date of this Agreement, the vesting of the 10,000 outstanding gifted shares of Cabot Corporation common stock and the vesting of the 2,805 outstanding gifted shares of Cabot Microelectronics Corporation common stock, granted to you in each case on May 11, 2000.

         (b) Notwithstanding the foregoing, and in accordance with the Company's Equity Incentive Plan Award Program and Award Binder, within thirty days of the execution of this Agreement, the Company will repurchase 50,000 shares of Restricted Stock from you for $7.92 per share, or $396,000.00, the purchase price paid by you relative to the 2002 Long-term Incentive Award. Further, in accordance with the Company's Equity Incentive Plan Award Program and Award Binder, within thirty days of the execution of


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                  this Agreement, the Company will repurchase 50,000 shares of
                  Restricted Stock from you for $10.46 per share, or $523,000.00, the purchase price paid by you relative to the 2001 Long-term Incentive Aware. This amount will be applied against your 2001 Loan of the same principal amount.

         (c) During the eighteen month period following the Separation Date, the Company will pay the reasonable costs of executive outplacement services up to $60,000.00, provided that the Company approves the fee structure of that outplacement service provider and that the outplacement service provider itself be approved of by the Company.

         (d) During the eighteen month period following the Separation Date, the Company will continue to support the financial planning benefit received by you from AYCO at an amount not less than amounts provided in previous years, as if you were an active employee, in accordance with the Company's program guidelines, as in effect from time to time. The Company reserves the right to amend, modify, terminate or discontinue the financial planning benefit provided by AYCO to its employees or former employees, or the costs associated therewith, at any time.

         6. CONFIDENTIALITY AND NON-DISPARAGEMENT.

                  (a) You agree that you will continue to protect Confidential Information, as defined here, and that you will never, directly or indirectly, use or disclose it. As used in this agreement, "Confidential Information" means any and all information of the Company that is not generally known to others, and includes without limitation commercial and financial information, technical know-how, trade secrets, confidential records, drawings, data, methods, programs, processes, apparatus, and inventions. Confidential Information also includes all information received by the Company from customers or other third parties with any understanding, express or implied, that the information would not be disclosed, and any other information protected from use or disclosure under applicable law.

                  (b) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. Likewise, the Company agrees that it will not disclose this Agreement or any of its terms or provisions, directly or by implication except as required by law or financial disclosure. You also agree that you will not disparage or criticize the Company, its business (including its subsidiaries, affiliates and successors), its management (including without limitation its shareholders, officers or directors) or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation. The Company agrees not to disparage you in any public statements and will instruct its current officers to not make any disparaging remarks about you to any third-parties outside of the Company.

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         7. RETURN OF COMPANY DOCUMENTS AND OTHER PROPERTY.

                  (a) In signing this Agreement, you represent and warrant that, except as provided below, you have returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

                  (b) Notwithstanding the foregoing, you may retain the laptop computer provided to you by the Company during the course of your employment, provided that the Company permanently erase therefrom any Company information. You may also retain the cellular telephone provided to you by the Company during the course of your employment, and the Company will pay for appropriate and reasonable charges on that telephone for the six month period following the Separation Date, to a maximum of $50.00 per month.

         8. EMPLOYEE COOPERATION. You agree to make yourself available and to cooperate with the Company for a total of seven days (40 hours) with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have already arisen or which may arise following the signing of this Agreement ("Related Matters"). After the expiration of those 40 hours, you agree that you will continue to cooperate and make yourself available with respect to all Related Matters. In exchange for such continued cooperation and availability beyond 40 hours, the Company will pay you at a rate of $300.00 per hour. However, in the event that you are subpoenaed as a witness for a deposition, hearing or trial, the Company will only compensate you for any income lost as a result of the deposition, hearing or trial, including preparation therefor. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

         9. RELEASE OF CLAIMS.

                  (a) In exchange for the special severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination, whether sounding in tort, contract or otherwise, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or

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states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, any welfare or retirement plans maintained by Cabot or its subsidiaries, affiliates, or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, both individually and in their official capacities (collectively, the "Releasees"), from any and all such causes of action, rights or claims. You further agree not to assert any such claims against, and covenant not to sue any of the Releasees on any such claims.

         Notwithstanding the foregoing, this release does not include and will not preclude: (a) any claim for salary payable through the Separation Date or for accrued, unused vacation time as recorded on the Company's books as of the Separation Date; (b) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance policy; (c) any claims for vested benefits payable under any retirement plan; (d) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. Section 1001 et seq.); (e) claims, if any, to be asserted only in the form of a shareholder derivative suit which claims are held by a majority of shareholders, provided that you do not initiate such claims and that such claims are in no way related to the termination of your employment; (f) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (g) rights, if any, to defense and indemnification from the Company for actions taken by you in the course and scope of your employment with the Company and its subsidiaries and affiliates all in accordance with the By-Laws and/or Certificate of Amendment of Restated Certificate of Incorporation or otherwise provided by applicable common law, which rights will not be unreasonably withheld; (h) claims, actions, or rights arising under or to enforce the terms of this Agreement; or (i) any rights you may have to bring forward or identify issues to any state or federal administrative agency provided that this exclusion does not include any claim by you for money or money damages.

                  (b) The Company and its subsidiaries and other affiliates hereby release and forever discharge you from any and all causes of action, right or claims, whether sounding in tort or contract, or otherwise, to the extent that the Company has an obligation to indemnify you as a former officer and employee in accordance with Section 14.1 of the By-Laws and/or Article Eighth, paragraph (j) of the Certificate of Amendment of Restated Certificate of Incorporation. The Company is not presently aware of any claims it has against you.

                  (c) This Agreement, including the release of claims set forth in the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 6(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.


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         10. NON-COMPETITION.

         In consideration of the benefits you will receive under this agreement, you agree that some restrictions on your activities after the Separation Date are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries, other affiliates and successors (collectively, the Company's "Affiliates"):

                  (a) During the eighteen month period following the Separation Date (the "Non-Competition Period"), you shall not, directly or indirectly, whether as owner (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares), partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the business of the Company or any of its Affiliates. For purposes of this Section 10, the business of the Company and its Affiliates is the manufacture and sale of Carbon Black, Fumed Metal Oxides, Fumed Alumina, Tantalum Wire, Tantalum Powder, Aerogels and Ink Jet Colorants.

                  (b) You further agree that during the Non-Competition Period, you will not solicit for hire or attempt to solicit for hire any employee of the Company or any of its Affiliates or any independent contractor providing services to the Company or any of its Affiliates; or in the case of a customer, encourage or solicit said customer to conduct with any entity or organization any business or activity which said customer conducts or could conduct with the Company or any one of its Affiliates.

         11. OWNERSHIP OF INVENTIONS AND ASSIGNMENT OF INTELLECTUAL PROPERTY. All inventions, discoveries and improvements conceived or made by you during your employment with Cabot that (i) relate to the business or activities of Cabot or (ii) were conceived or developed by me during normal working hours or using Cabot's facilities shall belong to Cabot, whether or not reduced to writing or practice during your employment with Cabot. You are assigning to Cabot or its nominee all your rights and interest in any such inventions, discoveries and improvements and agreeing to keep protected the interest of Cabot or its nominee in any such inventions, discoveries and improvements. You are also assigning to Cabot or its nominee, at Cabot's expense, all copyrights and reproduction rights to any material prepared by you during your employment with Cabot that (i) relate to the business or activities of Cabot or (ii) were conceived or developed by you during normal working hours or using Cabot's facilities. If within the eighteen month period following the Separation Date, you disclose to anyone or file a patent application with respect to any invention, discovery or improvement relating to any subject matter with which your work for Cabot was concerned, such invention, discovery or improvement shall be presumed to have been made by you during your employment with Cabot unless you can provide clear and convincing evidence to the contrary.

         12. ENFORCEMENT OF COVENANTS. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Sections 6 and 10 hereof. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of Section 6 or 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such

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provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         13. MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters.

                  (b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company, the undersigned, or their expressly authorized designees. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

                  (c) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement.

                  (d) The Company agrees that in the event future prospective employers contact the Company regarding your employment with the Company, the Company will forward such requests to Robby D. Sisco, Vice President of Human Resources, who, in response to such requests and/or inquiries, will provide a statement in the form attached as Exhibit A, or an oral response in conformance with Exhibit A.

                  (e) This Agreement is a Massachusetts contract, shall be treated as a contract under seal, and shall be construed and enforced under and governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.


         If the terms of this Agreement are acceptable to you, please sign, date and return it to Karen Connors (at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019), within and not later than twenty-one days of the date you receive it. You should consult with an attorney before deciding whether to accept this offer. You may accept this offer only by signing (with signature notarized) a copy of this letter where indicated below and returning it to Karen Connors (at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019), so that Ms. Connors receives it no later than September 16, 2003; otherwise this offer shall be null and void. You may revoke this Agreement (by sending written notification of revocation to Mr. Bud Grasso at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019) at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. In signing this agreement, you acknowledge that you have been afforded an opportunity of not less than twenty-one days to consider its terms and that Cabot has advised you to consult with an attorney.

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         The enclosed copy of this letter, which you should also sign and date, is for your records.


                                    Sincerely,
                                    CABOT CORPORATION



                                    By: /s/ Robby D. Sisco
                                        ----------------------------------------
                                        Robby D. Sisco
                                        Vice President Human Resources


Accepted and agreed:


Signature: /s/ William P. Noglows
           ----------------------------------------
           William P. Noglows


Date: August 25, 2003
      ---------------


COMMONWEALTH OF MASSACHUSETTS       )
                                    )
COUNTY OF SUFFOLK                   )


                                                                 August 25, 2003


         Then personally appeared before me the above-named William P. Noglows, who is known to me, and acknowledged the foregoing instrument to be his free act and deed,


                                    /s/ Nancy S. Shilepsky
                                    --------------------------------------------
                                    Notary Public, Commonwealth of Massachusetts
                                    Notary's name (printed): Nancy S. Shilepsky
                                    Notary's commission expires: March 12, 2010


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